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                                                                    Exhibit 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-21237) and related Prospectus of Aon Corporation and Aon Capital A for the registration of $800,000,000 of 8.205% Capital Securities of Aon Capital A and to the incorporation by reference therein of our reports dated February 11, 1997, (except for Note 5 to Schedule II, as to which the date is March 21, 1997) with respect to the consolidated financial statements and schedules of Aon Corporation included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                       ERNST & YOUNG LLP


Chicago, Illinois
March 24, 1997